Exhibit 10.43
THE KRAFT HEINZ COMPANY
2020 OMNIBUS INCENTIVE PLAN
20__ RESTRICTED STOCK UNIT AWARD AGREEMENT
Unless defined in this award agreement (together with all exhibits and appendices attached thereto, this “Award Agreement”), capitalized terms will have the same meanings ascribed to them in The Kraft Heinz Company 2020 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).
Subject to your acceptance of this Award Agreement, you are hereby being granted an award of Restricted Stock Units (the “RSUs”) as of the Grant Date set forth below (the “Grant Date”). Each RSU is a bookkeeping entry representing the right to receive one (1) share of The Kraft Heinz Company’s (the “Company”) common stock on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.

Number of RSUs:	_______________
Grant Date:	_______________
Vesting Date:	Seventy-Five Percent (75%) on 3-year anniversary of Grant Date; and remaining Twenty-five Percent (25%) on 4-year anniversary of Grant Date (subject to the terms of the Award Agreement).
By agreeing to this Award Agreement, you agree that the RSUs are granted under and governed by the terms and conditions of this Award Agreement (including, without limitation, the terms and conditions set forth on Exhibit A, the Restrictive Covenants Agreement attached as Exhibit B and the terms and conditions set forth on Appendix I) and the Plan.
THE KRAFT HEINZ COMPANY

EXHIBIT A
TERMS AND CONDITIONS OF THE
RESTRICTED STOCK UNITS
Vesting
The RSUs will vest on the “Vesting Date” set forth in this Award Agreement subject to your continued Service (including, for the avoidance of doubt, service as a consultant or advisor) with the Company or one of its Subsidiaries or Affiliates, except as otherwise set forth in the Plan or this Award Agreement (including, without limitation, the section below titled “Termination”). Prior to the vesting and settlement of the RSUs, you will not have any rights of a shareholder with respect to the RSUs or the Shares subject thereto.
Shares due to you upon vesting and settlement of the RSUs will be delivered in accordance with the provisions of the section below titled “Settlement of Vested RSUs.” However, no Shares will be delivered pursuant to the vesting of the RSUs prior to the fulfillment of all of the following conditions: (i) you have complied with your obligations under this Award Agreement and the Plan, (ii) the vesting of the RSUs and the delivery of such Shares complies with applicable law, (iii) full payment (or satisfactory provision therefor) of any Tax-Related Items (as defined below), (iv) the admission of the Shares to listing on all stock exchanges on which the Shares are then listed, (v) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission (the “Commission”) or other governmental regulatory body, which the Committee shall, in its sole and absolute discretion, deem necessary and advisable, or if the offering of the Shares is not so registered, a determination by the Company that the issuance of the Shares would be exempt from any such registration or qualification requirements, (vi) the obtaining of any approval or other clearance from any state, federal or foreign governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable and (vii) the lapse of any such reasonable period of time following the date the RSUs become payable as the Committee may from time to time establish for reasons of administrative convenience, subject to compliance with Section 409A of the Code.
Until such time as the Shares are delivered to you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), you will have no right to vote or receive dividends or any other rights as a shareholder with respect to such Shares, notwithstanding the vesting of the RSUs.
Dividend Equivalents
If while the RSUs are outstanding the Board declares a cash dividend on the Company’s common stock, you will be entitled to Dividend Equivalents on the dividend payment date established by the Company equal to the cash dividends payable on the same number of Shares as the number of unvested RSUs subject to this award on the dividend record date established by the Company. Any such Dividend Equivalents will be in the form of additional RSUs, will be subject to the same terms and vesting dates as the underlying RSUs, and will be delivered at the same time and in the same manner as the underlying RSUs originally subject to this award. The number of additional RSUs credited as Dividend Equivalents on the dividend payment date will be determined by dividing (i) the product of (A) the number of your unvested RSUs as of the corresponding dividend record date (including any unvested Restricted Stock Units previously credited as a result of prior payments of Dividend Equivalents) and (B) the per-Share cash dividend paid on the dividend payment date, by (ii) the per-share Fair Market Value of the Shares on the dividend payment date, rounded up or down to the nearest whole RSU.

Termination
Effect of a Termination of Service on Vesting
Other than as set forth below, upon a termination of your Service for any reason prior to the Vesting Date, you will forfeit the RSUs, including any accrued Dividend Equivalents, without any consideration due to you.
If prior to the Vesting Date, but more than one (1) year after the Grant Date, the Company terminates your Service Without Cause (as defined below), the vesting of your RSUs (plus any Dividend Equivalents accrued with respect to such RSUs) shall accelerate upon such termination of Service as if 25% of the RSUs had vested on each annual anniversary of the Grant Date on which you provided Service. If prior to the Vesting Date your Service terminates by reason of your death or Disability (as defined below), your RSUs (plus any Dividend Equivalents accrued with respect to such RSUs) shall become fully vested upon such termination of Service. If prior to the Vesting Date, but more than one (1) year after the Grant Date, your Service terminates by reason of your Retirement (as defined below) your RSUs (plus any Dividend Equivalents accrued with respect to such RSUs) shall become fully vested upon such termination of Service.
For purposes of the RSUs, your Service will be considered terminated as of the date you are no longer actively providing Service to the Company or one of its Subsidiaries or Affiliates with no anticipated return to active Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, your right to vest in the RSUs, if any, under the Plan will terminate as of such date and will not be extended by any notice period (e.g., your period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any). The Committee shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of the RSUs (including whether you may still be considered to be providing Service while on a leave of absence).
Settlement of Vested RSUs
To the extent the RSUs become vested pursuant to the terms of this Award Agreement, the Company will issue and deliver to you, or, as applicable, your Beneficiary or the personal representative of your estate, the number of Shares equal to the number of vested RSUs. Such delivery of Shares will occur within the settlement period set forth in the table below, which will vary depending on the applicable vesting event.

Vesting Event	Settlement Period
Vesting Date	As soon as practicable and no later than 60 days following the Vesting Date
Termination of Service Without Cause	Within 60 days of your termination date*
Retirement	Within 60 days of your termination date*
Disability	Within 60 days of your termination date*
Death	Within 60 days of the date of death
*If you are subject to U.S. federal income tax and the RSUs constitute an item of non-qualified deferred compensation, within the meaning of Section 409A of the Code, that is not exempt from

Section 409A of the Code as a short-term deferral or otherwise, as determined by the Company (“Deferred Compensation”), settlement will occur within this period only if your termination of Service constitutes a “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”); otherwise, settlement will occur in accordance with the original vesting schedule (i.e., as soon as practicable and no later than sixty (60) days following the Vesting Date).
Notwithstanding the foregoing, if you are subject to U.S. federal income tax and the Company determines that you are a “specified employee” within the meaning of Section 409A of the Code, any RSUs that are Deferred Compensation and are subject to settlement upon your Separation from Service will instead be settled on the date that is the first business day following the six (6) month anniversary of such Separation from Service, or, if earlier, upon your death, to the extent required pursuant to Section 409A of the Code to avoid additional taxes and penalties under Section 409A of the Code.
Applicable Definitions
All capitalized terms used in this Award Agreement without definition shall have the meanings ascribed in the Plan. For purposes of this Award Agreement, the following terms shall have the following meanings:
“Disability” means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the Company covering you or (ii) in the absence of any such policy, a physical or mental condition rendering you unable to perform your duties for the Company or any of its Subsidiaries or Affiliates for a period of six (6) consecutive months or longer; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of “disability” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.
“Employment Agreement” means an individual written employment agreement between you and the Company or any of its Affiliates, including an offer letter.
“Retirement” means a termination of Service by you on or after either (a) the later of (i) your 60th birthday and (ii) your completion of five years of Service with the Company, its Subsidiaries or its Affiliates; or (b) the later of (i) your 55th birthday and (ii) your completion of ten years of Service with the Company, its Subsidiaries or its Affiliates.
“Without Cause” means (i) a termination of your Service by the Company or its Subsidiaries or Affiliates other than for Cause (as defined in the Plan) and other than due to your death, Disability or Retirement or (ii) (A) if you are a party to an Employment Agreement, (B) such Employment Agreement is in effect upon the date of your termination of Service and (C) such Employment Agreement defines “Good Reason”, then “Without Cause” shall also include resignation of your Service for “Good Reason” in accordance with such Employment Agreement.
Special Termination Provisions
In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a termination of your Service on the RSUs and the terms of any Employment Agreement, the terms of this Award Agreement will govern.
If you are terminated Without Cause or due to your resignation and, within the twelve (12) month period subsequent to such termination of your Service, the Company determines that your Service could have been terminated for Cause, subject to anything to the contrary that may be contained in your Employment Agreement at the time of termination of your Service, your Service will, at the election of the Company, be deemed to have been terminated for Cause for purposes of this Award Agreement and the Plan, effective as of the date the events giving rise to Cause occurred and any consequences following from a termination for Cause shall be retroactively applied (including your obligation to repay gains that would not have been realized had your Service been terminated for Cause).
Effect of a Change in Control
The treatment of the RSUs upon a Change in Control shall be governed by the Plan, provided, however, that to the extent that the RSUs constitute Deferred Compensation, settlement of any portion of the RSUs that may vest in connection with a Change in Control will occur within sixty (60) days following the Vesting Date. In the event that there is a conflict between the terms of the Plan regarding the effect of a Change in Control on the RSUs and the terms of this Award Agreement or any Employment Agreement, the terms of the Plan will govern.
Restrictive Covenants
Your Service will provide you with specialized training and unique knowledge and access to confidential information and key business relationships, which, if used in competition with the Company, its Subsidiaries and/or its Affiliates, would cause harm to such entities. As such, in partial consideration of the RSUs granted under this Award Agreement, you agree to comply with the Company’s Restrictive Covenants Agreement, attached (and incorporated into this Award Agreement) as Exhibit B. The restrictions and obligations contained in the Restrictive Covenants Agreement are in addition to any restrictions imposed by, or obligations you may have to, the Company, its Subsidiaries or Affiliates under any Employment Agreement or otherwise.
Taxes
You acknowledge that, regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social security or insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or its Subsidiaries or Affiliates (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU grant or the underlying Shares, including but not limited to the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or Dividend Equivalents and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.
Prior to vesting of the RSUs, you will pay or make adequate arrangements satisfactory to the Committee to satisfy all Tax-Related Items. In this regard, you authorize the withholding of all applicable Tax-Related Items legally payable by you from your wages or other cash compensation payable to you or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may in its sole and absolute discretion (A) sell or arrange for the sale of Shares that you acquire to meet the obligation for Tax-Related Items, and/or (B) withhold the amount of Shares necessary to satisfy the minimum withholding amount, or to the extent permitted by applicable accounting principles, withhold Shares based on a rate of up to the maximum applicable withholding rate. Notwithstanding the foregoing, if you are subject to the short-swing profit rules of Section 16(b) of the Act, you may elect the form of withholding in advance of any Tax-Related Items withholding event, and in the absence of your election, the Company shall withhold the number of Shares having an aggregate value equal to the amount of Tax-

Related Items due upon the vesting of the RSUs, or the Committee may determine that a particular alternative method must be used to satisfy any withholding for Tax Related Items.
Further, the Company is authorized to satisfy the withholding for any or all Tax-Related Items arising from the granting, vesting, or payment of the RSUs or sale of Shares issued in settlement of the RSUs, as the case may be, by deducting the number of Shares having an aggregate value equal to the amount of the withholding due for any Tax-Related Items or otherwise becoming subject to current taxation. If the Company satisfies the Tax-Related Items obligation by withholding a number of Shares as described herein, for tax purposes, you shall be deemed to have been issued the full number of Shares due to you at vesting, notwithstanding that a number of Shares is held back solely for the purpose of such withholding.
Furthermore, the Company and/or the Employer are authorized to satisfy the withholding for any Tax-Related Items arising from the granting, vesting, or payment of this Award, or sale of Shares issued pursuant to the Award, as the case may be, by withholding from the Participant’s wages, or other cash compensation paid to you by the Company and/or the Employer. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.
Finally, you will pay to the Company and/or its Subsidiaries or Affiliates any amount of Tax-Related Items that the Company or its Subsidiaries or Affiliates may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.
No Guarantee of Continued Service
You acknowledge and agree that the vesting of the RSUs on the Vesting Date (or such earlier date as set forth in the section above titled “Termination”) is earned only by performing continuing Service (not through the act of being hired or being granted this Award). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the Vesting Date shall not be construed as giving you the right to be retained in the employ of, or to continue to provide Service to, the Company, its Subsidiaries or any Affiliates. Further, the Company or the applicable Subsidiary may at any time dismiss you, free from any liability, or any claim under the Plan, unless otherwise expressly provided in any other agreement binding you, the Company or the applicable Subsidiary. The receipt of this Award is not intended to confer any rights on you except as set forth in this Award Agreement.
Company’s Right of Offset
If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company, its Subsidiaries or any of its Affiliates, then the Company, its Subsidiaries or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law and it would not cause a violation of Section 409A of the Code, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

Acknowledgment of Nature of Award
In accepting the RSUs, you understand, acknowledge and agree that:
a.the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement;
b.the award of the RSUs is exceptional, voluntary, occasional and discretionary and does not create any contractual or other right to receive future RSU awards, or benefits in lieu of RSUs even if RSUs have been awarded in the past;
c.all decisions with respect to future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of the RSUs, the number of Shares subject to the RSUs, and the vesting provisions applicable to the RSUs;
d.your participation in the Plan is voluntary;
e.the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or its Subsidiaries;
f.the RSUs, any Shares acquired under the Plan, and the income and value of same are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments;
g.the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
h.unless otherwise agreed with the Company in writing, the RSUs, any Shares acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, any Service you may provide as a director of a Subsidiary or Affiliate;
i.no claim or entitlement to compensation or damages, including pro-rated compensation or damages, shall arise from forfeiture of the RSU resulting from termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any), and in consideration of the grant of the RSU to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its Subsidiaries or Affiliates, waive your ability, if any, to bring any such claim, and release the Company, and its Subsidiaries and Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
j.the RSUs are subject to the terms of the Plan (including, without limitation, certain provisions regarding Adjustments, Repurchases and Transfers).
Securities Laws
By accepting the RSUs, you acknowledge that U.S. federal, state or foreign securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell

Shares, including, without limitation, sales of Shares acquired in connection with the RSUs. You agree to comply with such securities law requirements and Company policies, as such laws and policies are amended from time to time.
Data Privacy
a.Data Collection and Usage. The Company collects, processes and uses personal data about you, including but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, employee identification number, hire date, termination date, gross earnings, tax rate, account identification number for the independent stock plan service provider account, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor, which the Company receives from you or the Employer (“Data”) for the purposes of implementing, administering and managing the Plan. The Company will only use your personal data where expressly permitted by law. Generally, the Company will use your personal data in the following circumstances:
•When needed to execute a contract that the Company is going to formalize or that the Company has formalized with you.
•Where necessary for the Company’s legitimate interests (or those of a third party), provided that the fundamental interests or rights that assist you do not prevail over our interests or those of that third party.
•When the Company needs it to comply with any legal or regulatory obligation.
b.Stock Plan Administration Service Providers. The Company may transfer Data to one or more independent stock plan service providers, which may assist the Company with the implementation, administration and management of the Plan. Such service provider(s) may open an account for you or ask you to receive and trade shares of common stock. You may be asked to acknowledge, or agree to, separate terms and data processing practices with the service provider(s) with such agreement being a condition of participation in the Plan. Please review these terms and data processing practices carefully. If you do not agree to the independent stock plan service provider’s terms and/or data processing practices, you will not be able to participate in the Plan.
c.International Data Transfers. Please note that Data processed in connection with the Plan will be transferred from your country to the United States, where the Company and its service providers are based. Your country or jurisdiction may have different data privacy laws and protections than the United States. The Company will ensure that appropriate measures are in place for compliance with applicable data protection laws in relation to transfer of Data to the United States.
d.Data Retention. The Company has a legal duty to keep various records and records need to be held for different periods of time, depending on their contents. The Company will use your personal data only as long as necessary to implement, administer and manage your participation in the Plan and as required to comply with legal or regulatory obligations, including under tax and securities laws. The Company will therefore keep your personal data for as long as needed in connection with those obligations. The Company will not keep your personal data for longer than data protection law allows.
e.Data Subject Rights. You understand that you may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of personal data processed by the Company, (ii) rectification of incorrect data, (iii) deletion of personal data, (iv) restrictions on processing of personal data, (v) portability of personal data, (vi) lodge complaints with competent data protection authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of your personal data.

To receive clarification regarding these rights or to exercise these rights, you can contact the Company’s Data Privacy Team at gdpr@kraftheinz.com.
Limits on Transferability; Beneficiaries
The RSUs shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, otherwise than by your will or the laws of descent and distribution or to a Beneficiary upon your death. A Beneficiary or other person claiming any rights under this Award Agreement shall be subject to all terms and conditions of the Plan and this Award Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
No Transfer to any executor or administrator of your estate or to any Beneficiary by will or the laws of descent and distribution of any rights in respect of the RSUs shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with the terms and conditions of this Award Agreement, to the extent applicable, as determined by the Company.
Repayment/Forfeiture
As an additional condition of receiving the RSUs and without prejudice to the terms of the Company’s Restrictive Covenants Agreement (attached as Exhibit B), you agree that the RSUs and any proceeds or other benefits you may receive hereunder shall be subject to forfeiture and/or repayment to the Company (i) under the terms of the Company’s Clawback Policy, as may be amended from time to time (and such requirements shall be deemed incorporated into this Award Agreement without your consent) or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D of the Act and Rule 10D-1 thereunder. Further, if you receive any amount in excess of what you should have received under the terms of the RSUs for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then you shall be required to promptly repay any such excess amount to the Company.
Section 409A
It is intended that the RSUs awarded pursuant to this Award Agreement be exempt from or compliant with Section 409A of the Code (“Section 409A”) and the Award Agreement shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, this Award Agreement and the Plan may be amended at any time, without the consent of any party, to the extent that is necessary or desirable to exempt the RSUs from Section 409A or satisfy any of the requirements under Section 409A, but the Company shall not be under any obligation to make any such amendment. Further, the Company, its Subsidiaries and Affiliates do not make any representation to you that the RSUs awarded pursuant to this Award Agreement shall be exempt from or satisfy the requirements of Section 409A, and the Company, its Subsidiaries and Affiliates shall have no liability or other obligation to indemnify or hold harmless you or any Beneficiary, Transferee or other party for any tax, additional tax, interest or penalties that you or any Beneficiary, Transferee or other party may incur in the event that any provision of this Award Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

Entire Agreement; Modification
The Plan, this Award Agreement and, to the extent applicable, your Employment Agreement or any separation agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company, its Subsidiaries and/or Affiliates and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan.
Governing Law; Jurisdiction; Waiver of Jury Trial
This Award Agreement (together with all exhibits and appendices attached thereto) is governed by the laws of the State of Delaware, without regard to its principles of conflict of laws, and any disputes shall be settled in accordance with the Plan.
To the extent not prohibited by applicable law, each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Award Agreement (together with all exhibits and appendices attached thereto) or the Plan.
Electronic Signatures and Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan, including this Award Agreement, by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Award Agreement if delivered by electronic means with electronic signatures shall be treated in all manner and respects as an original executed document and shall be considered to have the same binding legal effect as if it were the original signed versions thereof delivered in person.
Agreement Severable
This Award Agreement shall be enforceable to the fullest extent allowed by law. In the event that any provision of this Award Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the validity, legality or enforceability of any other provision of this Award Agreement or the validity, legality or enforceability of such provision in any other jurisdiction. Any provision of this Award Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Award Agreement, and the remaining provisions contained in this Award Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Award Agreement.
Interpretation
The Committee shall have the right to resolve all questions that may arise in connection with the Award or this Award Agreement, including whether you are actively employed. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Award Agreement shall be final, binding and conclusive. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Award Agreement or the Plan.

Language
If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Acknowledgments
By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept the RSUs subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.
Appendix I
Notwithstanding any provision in this Award Agreement, if you work or reside outside the U.S., the RSUs shall be subject to the general non-U.S. terms and conditions and the additional terms and conditions for your country set forth in Appendix I. Moreover, if you relocate from the U.S. to one of the countries included in Appendix I or you move between countries included in Appendix I, the general non-U.S. terms and conditions and the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix I constitutes part of this Award Agreement.

EXHIBIT B
RESTRICTIVE COVENANTS AGREEMENT
I understand that I am or will be an employee to or other service-provider of The Kraft Heinz Company and/or its Subsidiaries and/or its Affiliates (collectively the “Company”) and will learn and have access to the Company’s confidential, trade secret and proprietary information and key business relationships. I understand that the products and services that the Company develops, provides and markets are unique. Further, I know that my promises in this Restrictive Covenants Agreement (the “Agreement”) are an important way for the Company to protect its proprietary interests and that The Kraft Heinz Company would not have granted me Restricted Stock Units (the “ RSUs”) or other equity grants unless I made such promises.
In addition to other good and valuable consideration, I am expressly being given RSUs or other equity grants in exchange for my agreeing to the terms of this Award Agreement. In consideration of the foregoing, I (the “Executive”) agree as follows:
1.NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. During the course of Executive’s Service, Executive will have access to Confidential Information. For purposes of this Award Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors of the Company. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s Service or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Executive during Executive’s Service. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that, to the extent permitted by law, Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).
Pursuant to the U.S. Defend Trade Secrets Act of 2016, Executive shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, Executive may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if Executive files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. No Company policies or practices, including this Non-Disclosure of Confidential Information provision, is intended to or shall limit, prevent, impede or interfere in any way with Executive’s right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under whistle blower statutes. Nothing in this Non-Disclosure of Confidential

Information provision prohibits Executive from: (i) filing and, as provided for under Section 21F of the Act, maintaining the confidentiality of a claim with the Commission; (ii) providing the Commission with information that would otherwise violate this provision, to the extent permitted by Section 21F of the Act; (iii) cooperating, participating or assisting in a Commission investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Act.
2.NON-COMPETITION. Executive acknowledges that (i) Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) Executive has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company, (iii) in the course of Executive’s employment by or service to a competitor, Executive would inevitably use or disclose such Confidential Information, (iv) the Company has substantial relationships with its customers and Executive has had and will continue to have access to these customers, (v) Executive has received and will receive specialized training from the Company, and (vi) Executive has generated and will continue to generate goodwill for the Company in the course of Executive’s Service. Accordingly, during Executive’s Service and for twelve (12) months following a termination of Executive’s Service for any reason (the “Restricted Period”), Executive will not engage in any business activities, directly or indirectly (whether as an employee, consultant, officer, director, partner, joint venturer, manager, member, principal, agent, or independent contractor, individually, in concert with others, or in any other manner) within the same line or lines of business for which the Executive performed services for the Company and in a capacity that is similar to the capacity in which the Executive was employed by the Company with any person or entity that competes with the Company in the consumer packaged food and beverage industry (“Competitive Business”) anywhere within the same geographic territory(ies) for which the Executive performed services for the Company (the “Restricted Territory”). Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than three percent (3%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company, so long as Executive has no active participation in the business of such corporation.
3.NON-SOLICITATION. During the Restricted Period, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid, induce, assist in the solicitation of, or accept any business (other than on behalf of the Company) from, any customer or potential customer of the Company to purchase goods or services then sold by the Company from another person, firm, corporation or other entity or, directly or indirectly, in any way request, suggest or advise any such customer to withdraw or cancel any of their business or refuse to continue to do business with the Company. This restriction shall apply to customers or potential customers who, during the two (2) years immediately preceding the Executive’s termination, had been assigned to the Executive by the Company, or with which the Executive had contact on behalf of the Company while an Executive of the Company, or about which the Executive had access to Confidential Information by virtue of Executive’s employment with the Company.
4.NON-INTERFERENCE. During the Restricted Period, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company and its vendors, suppliers or customers. As used herein, the term “solicit, aid or induce” includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, (iii) recommending a

Company employee to any entity, and (iv) aiding an entity in recruitment of a Company employee. An employee, representative or agent shall be deemed covered by this Section 4 while so employed or retained and for a period of six (6) months thereafter.
5.NON-DISPARAGEMENT. Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products or services. The foregoing shall not be violated by truthful statements made in (a) response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (b) the good faith performance of Executive’s duties to the Company.
6.INVENTIONS.
a.Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product (“Inventions”), whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by Executive, solely or jointly with others, during Executive’s Service, or (B) suggested by any work that Executive performs in connection with the Company, either while performing Executive’s duties with the Company or on Executive’s own time, but only insofar as the Inventions are related to Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of Service, or upon the Company’s request. Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to Executive’s Service, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to Executive’s Service, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to Executive from the Company. Executive will also execute assignments to the Company (or its designee) of the Applications and give the Company and its attorneys all reasonable assistance(including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense.
b.In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.
7.RETURN OF COMPANY PROPERTY. On the date of Executive’s termination of Service with the Company for any reason (or at any time prior thereto at the Company’s request), Executive shall return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).
8.REASONABLENESS OF COVENANTS. In signing this Award Agreement, including by electronic means, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Award Agreement, including the restraints imposed by it. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Award Agreement, and that Executive will reimburse the Company for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Award Agreement if either the Company prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of this Award Agreement. It is also agreed that the “Company” as used in this Award Agreement refers to each of the Company’s Subsidiaries and Affiliates and that each of the Company’s

Subsidiaries and Affiliates will have the right to enforce all of Executive’s obligations to that Subsidiary or Affiliate under this Award Agreement, as applicable, subject to any limitation or restriction on such rights of the Subsidiary or Affiliate under applicable law.
9.REFORMATION. If it is determined by a court of competent jurisdiction in any state or country that any restriction in this Award Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state or country.
10.REMEDIES. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Award Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages, in addition to any other equitable relief (including without limitation an accounting and/or disgorgement) and/or any other damages as a matter of law.
11.REPURCHASE. Executive acknowledges and agrees that a breach of this Award Agreement would constitute a “Covenant Breach” as such term is used in the Plan and therefore, in the event of a Covenant Breach, Executive’s RSU and the Shares issued therefor (as such terms are defined in the Plan) shall be subject to repurchase by The Kraft Heinz Company in accordance with the terms of the Plan.
12.TOLLING. In the event of any violation of the provisions of this Award Agreement, Executive acknowledges and agrees that the post-termination restrictions contained in this Award Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
13.SURVIVAL OF PROVISIONS. The obligations contained in this Award Agreement hereof shall survive the termination or expiration of the Executive’s Service with the Company and shall be fully enforceable thereafter.
14.VENUE, PERSONAL JURISDICTION, AND COVENANT NOT TO SUE. Executive expressly agrees to submit to the exclusive jurisdiction and exclusive venue of courts located in the State of Delaware in connection with any litigation which may be brought with respect to a dispute between the Company and Executive in relation to this Restrictive Covenants Agreement, regardless of where Executive resides or where Executive performs services for the Company. Executive hereby irrevocably waives Executive’s rights, if any, to have any disputes between the Company and Executive related to this Restrictive Covenants Agreement decided in any jurisdiction or venue other than a court in the State of Delaware. Executive hereby waives, to the fullest extent permitted by applicable law, any objection which Executive now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding, and Executive agrees not to plead or claim the same. Executive further irrevocably covenants not to sue the Company related to this Restrictive Covenants Agreement in any jurisdiction or venue other than a court in the State of Delaware. All matters relating to the interpretation, construction, application, validity, and enforcement of this Award Agreement, and any disputes or controversies arising hereunder, will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.

APPENDIX I
ADDITIONAL TERMS AND CONDITIONS OF
THE KRAFT HEINZ COMPANY
2020 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT FOR NON-U.S. PARTICIPANTS
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